UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE TO

Tender Offer Statement Under Section 14(d)(1) or 13(e)(1)

of the Securities Exchange Act of 1934

NEOPHOTONICS CORPORATION

(Name of Subject Company (Issuer) and Filing Person (Offeror))

Certain Options to Purchase Common Stock, $0.0025 Par Value Per Share

(Title of Class of Securities)

64051T100

(CUSIP Number of Common Stock Underlying Class of Securities)

Timothy S. Jenks

Chief Executive Officer

c/o NeoPhotonics Corporation

2911 Zanker Road

San Jose, California 95134

(408) 232-9200

(Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications On Behalf of Filing Person)

Copies to

John H. Sellers

Cooley LLP

3175 Hanover Street

Palo Alto, CA 94304

(650) 843-5000

CALCULATION OF FILING FEE

Transaction Valuation*	Amount of Filing Fee**
$9,642,158	$1,121

*	Estimated solely for purposes of calculating the amount of the filing fee. The calculation of the Transaction Valuation assumes that all (i) stock options to purchase shares of the issuer’s common stock and (ii) stock appreciation rights with respect to the issuer’s common stock that may be eligible for repricing in the offer will be tendered pursuant to this offer. These stock options and stock appreciation rights covered an aggregate of 2,373,692 shares of the issuer’s common stock, and had an aggregate value of $9,642,158 as of November 18, 2014, calculated based on a Black-Scholes option pricing model or a lattice-binomial pricing model.
**	The amount of the filing fee, calculated in accordance with Rule 0-11(b) of the Securities Exchange Act of 1934, as amended, equals $116.20 per $1,000,000 of the aggregate amount of the Transaction Valuation (or 0.0001162 of the aggregate Transaction Valuation). The Transaction Valuation set forth above was calculated for the sole purpose of determining the filing fee and should not be used for any other purpose.

☐	Check the box if any part of the fee is offset as provided by Rule 0-11(a)(2) and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

Amount Previously Paid: Not applicable.	Filing Party: Not applicable.
Form or Registration No.: Not applicable.	Date Filed: Not applicable.

☐	Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

Check the appropriate boxes below to designate any transactions to which the statement relates:

☐	third party tender offer subject to Rule 14d-1.
☒	issuer tender offer subject to Rule 13e-4.
☐	going-private transaction subject to Rule 13e-3.
☐	amendment to Schedule 13D under Rule 13d-2.

Check the following box if the filing is a final amendment reporting the results of the tender offer:  ☐

Item 1.	Summary Term Sheet.

The information set forth under “Summary Term Sheet—Overview” and “Summary Term Sheet—Questions and Answers” in the Offer to Reprice Eligible Options and Stock Appreciation Rights dated November 18, 2014 (the “Repricing Offer”), attached hereto as Exhibit (a)(1)(A), is incorporated herein by reference.

Item 2.	Subject Company Information.

(a) Name and Address. The issuer is NeoPhotonics Corporation, a Delaware corporation (the “Company”). The Company’s principal executive offices are located at 2911 Zanker Road, San Jose, California 95134 and the telephone number of its principal executive offices is (408) 232-9200.

(b) Securities. This Tender Offer Statement on Schedule TO relates to an offer by the Company to: (i) certain optionholders, subject to specified conditions, to reprice some or all of their outstanding options to purchase shares of the Company’s common stock, par value $0.0025 per share (the “Common Stock”); and (ii) certain holders of stock appreciation rights, subject to specified conditions, to reprice some or all of their outstanding rights to receive cash in an amount equal to the amount by which the Common Stock has appreciated in value since the award date. The Company’s independent directors will not be eligible to participate in this offer.

An option will be eligible for repricing (an “Eligible Option”) if it was granted under the Company’s 2004 Stock Option Plan, as amended (the “2004 Plan”), 2010 Equity Incentive Plan, as amended (the “2010 Plan”) or 2011 Inducement Award Plan (the “2011 Plan”), has an exercise price equal to or greater than $4.00 per share, and is not a Performance Award (as defined in the Repricing Offer). As of November 18, 2014, there were 32,746,425 shares of Common Stock and Eligible Options to purchase 2,240,158 shares of Common Stock outstanding.

A stock appreciation right will be eligible for repricing (an “Eligible SAR”) if it was granted under the Company’s 2007 Stock Appreciation Grants Plan (the “2007 Plan” and together with the 2004 Plan, the 2010 Plan and the 2011 Plan, the “Plans”) or the 2010 Plan and has an exercise price equal to or greater than $4.00 per share, and is not a Performance Award. As of November 18, 2014, there were Eligible SARs to purchase 133,534 shares of Common Stock outstanding.

Pursuant to the Tender Offer, the Company will reduce the exercise price of an Eligible Option or an Eligible SAR to the closing trading price of the Common Stock on the first business day following the Expiration Time (as defined in the Repricing Offer) in exchange for an Eligible Holder’s agreement to accept a new vesting schedule and subject to the terms and conditions described in the Repricing Offer and in the related accompanying Election Form, attached hereto as Exhibit (a)(1)(C).

The information set forth in the Repricing Offer under “Summary Term Sheet—Overview,” “Summary Term Sheet—Questions and Answers,” Section 1 (“Eligible Holders; Eligible Options and Eligible SARs; the Proposed Amendment; Expiration and Extension of the Repricing Offer”), Section 5 (“Acceptance of Eligible Options and Eligible SARs for Amendment”) and Section 7 (“Price Range of Our Common Stock”) is incorporated herein by reference.

(c) Trading Market and Price. The information set forth in the Repricing Offer under Section 7 (“Price Range of Our Common Stock”) is incorporated herein by reference.

Item 3.	Identity and Background of Filing Person.

(a) Name and Address. The Company is both the filing person and the subject company. The information set forth under Item 2(a) above and in the Repricing Offer under Section 9 (“Interests of Directors and Executive Officers; Transactions and Arrangements Concerning Our Securities”) are incorporated herein by reference. The address of each of the Company’s executive officers and directors, as follows, is 2911 Zanker Road, San Jose, California 95134:

Executive Officers	Title
Timothy S. Jenks	President, Chief Executive Officer, and Chairman of the Board of Directors
Clyde Raymond Wallin	Senior Vice President and Chief Financial Officer
Benjamin L. Sitler	Senior Vice President of Global Sales
Dr. Chi Yue (“Raymond”) Cheung	Senior Vice President and Chief Operating Officer
Dr. G. Ferris Lipscomb	Vice President of Marketing
Dr. Wupen Yuen	Senior Vice President and General Manager of Line Side Business Unit

Directors

Timothy S. Jenks	President, Chief Executive Officer, and Chairman of the Board of Directors
Charles J. Abbe	Director
Bandel L. Carano	Director
Allan Kwan	Director
Rajiv Ramaswami	Director
Michael J. Sophie	Director
Lee Sen Ting	Director
Dmitry Akhanov	Director

Item 4.	Terms of the Transaction.

(a) Material Terms. The information set forth in the Repricing Offer under “Summary Term Sheet—Overview,” “Summary Term Sheet—Questions and Answers,” Section 1 (“Eligible Holders; Eligible Options and Eligible SARs; the Proposed Amendment; Expiration and Extension of the Repricing Offer”), Section 3 (“Procedures for Tendering Eligible Options and Eligible SARs”), Section 4 (“Withdrawal Rights”), Section 5 (“Acceptance of Eligible Options and Eligible SARs for Amendment”), Section 6 (“Conditions of the Repricing Offer”), Section 8 (“Information Concerning Us; Financial Information”); Section 10 (“Accounting Consequences of the Repricing Offer”), Section 11 (“Legal Matters; Regulatory Approvals”), Section 12 (“Material United States Tax Consequences”), and Section 13 (“Extension of the Repricing Offer; Termination; Amendment”) is incorporated herein by reference.

(b) Purchases. The information set forth in the Repricing Offer under Section 9 (“Interests of Directors and Executive Officers; Transactions and Arrangements Concerning Our Securities”) is incorporated herein by reference.

Item 5.	Past Contacts, Transactions, Negotiations and Agreements.

(e) Agreements Involving the Subject Company’s Securities. The information set forth in the Repricing Offer under Section 9 (“Interests of Directors and Executive Officers; Transactions and Arrangements Concerning Our Securities”) is incorporated herein by reference. The Plans included with the Repricing Offer and incorporated herein by reference as Exhibit (d)(1), Exhibit (d)(2), Exhibit (d)(3) and Exhibit (d)(4), respectively, also contain information regarding the subject company.

Item 6.	Purposes of the Transaction and Plans or Proposals.

(a) Purposes. The information set forth in the Repricing Offer under Section 2 (“Purpose of the Repricing Offer”) is incorporated herein by reference.

(b) Use of Securities Acquired. The information set forth in the Repricing Offer under Section 5 (“Acceptance of Eligible Options for Amendment”) and Section 10 (“Accounting Consequences of the Repricing Offer”) is incorporated herein by reference.

(c) Plans. The information set forth in the Repricing Offer under Section 2 (“Purpose of the Repricing Offer”) is incorporated herein by reference.

Item 7.	Source and Amount of Funds or Other Consideration.

(a) Source of Funds. The information set forth in the Repricing Offer under Section 14 (“Fees and Expenses”) is incorporated herein by reference.

(b) Conditions. The information set forth in the Repricing Offer under Section 6 (“Conditions of the Repricing Offer”) is incorporated herein by reference.

(d) Borrowed Funds. Not applicable.

Item 8.	Interest in Securities of the Subject Company.

(a) Securities Ownership. The information set forth in the Repricing Offer under Section 9 (“Interests of Directors and Executive Officers; Transactions and Arrangements Concerning Our Securities”) is incorporated herein by reference.

(b) Securities Transactions. The information set forth in the Repricing Offer under Section 9 (“Interests of Directors and Executive Officers; Transactions and Arrangements Concerning Our Securities”) is incorporated herein by reference.

Item 9.	Persons/Assets, Retained, Employed, Compensated or Used.

Not applicable.

Item 10.	Financial Statements.

(a) Financial Information. The information set forth in Item 15 (“Exhibits, Financial Statement Schedules”) of the Company’s Annual Report on Form 10-K for the year ended December 31, 2013; Part I, Item 1 (“Financial Statements”) of the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2014; Part I, Item 1 (“Financial Statements”) of the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2014; Part I, Item 1 (“Financial Statements”) of the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2014; the financial information contained in the Repricing Offer under Section 8 (“Information Concerning Us; Financial Information”) including Schedule A to the Repricing Offer; and Section 15 (“Additional Information”) of the Repricing Offer is incorporated herein by reference. See Section 15 (“Additional Information”) of the Repricing Offer for more information regarding how to obtain copies of or otherwise review such reports.

(b) Pro Forma Information. Not applicable.

Item 11.	Additional Information.

(a) Agreements, Regulatory Requirements and Legal Proceedings.

(1)	The information set forth in the Repricing Offer under Section 9 (“Interests of Directors and Executive Officers; Transactions and Arrangements Concerning Our Securities”) is incorporated herein by reference.

(2)	The information set forth in the Repricing Offer under Section 11 (“Legal Matters; Regulatory Approvals”) is incorporated herein by reference.

(3)	Not applicable.

(4)	Not applicable.

(5)	Not applicable.

(c) Other Material Information. Not applicable.

Item 12.	Exhibits.

Exhibit No.	Description

(a)(1)(A)	Offer to Reprice Eligible Options and Stock Appreciation Rights dated November 18, 2014

(a)(1)(B)	Form of E-Mail Announcement of Offer to Reprice

(a)(1)(C)	Election Form

(a)(1)(D)	Form of Eligible Option and Eligible SAR Information Sheet

(a)(1)(E)	Notice of Withdrawal

(a)(1)(F)	Form of Communication to Eligible Holders Participating in the Repricing Offer Confirming Receipt of Election Form and Eligible Option and Eligible SAR Information Sheet

Exhibit No.	Description

(a)(1)(G)	Form of Communication to Eligible Holders Confirming Receipt of Notice of Withdrawal

(a)(1)(H)	Form of Reminder E-Mail to Eligible Holders

(a)(1)(I)	Form of Confirmation Letter to Eligible Holders Participating in the Repricing Offer

(a)(1)(J)	Form Of Notice Of Amendment (Post-Expiration Time)

(a)(1)(K)	Annual Report on Form 10-K for the year ended December 31, 2013, filed with the Securities and Exchange Commission on June 4, 2014 and incorporated herein by reference

(a)(1)(L)	Quarterly Report on Form 10-Q for the quarter ended March 31, 2014, filed with the Securities and Exchange Commission on June 24, 2014 and incorporated herein by reference

(a)(1)(M)	Quarterly Report on Form 10-Q for the quarter ended June 30, 2014, filed with the Securities and Exchange Commission on August 8, 2014 and incorporated herein by reference

(a)(1)(N)	Quarterly Report on Form 10-Q for the quarter ended September 30, 2014, filed with the Securities and Exchange Commission on November 10, 2014 and incorporated herein by reference

(b)	Not applicable

(d)(1)	2004 Stock Option Plan, as amended, and related documents, filed as Exhibit 10.2 to the Company’s registration statement on Form S-1 filed with the Securities and Exchange Commission on April 15, 2010 and incorporated herein by reference

(d)(2)	2007 Stock Appreciation Grants Plan and related documents, filed as Exhibit 10.3 to the Company’s registration statement on Form S-1 filed with the Securities and Exchange Commission on April 15, 2010 and incorporated herein by reference

(d)(3)	2010 Equity Incentive Plan, as amended and forms of agreement thereunder, filed as Exhibit 99.1 to the Company’s Current Report on Form S-8 filed with the Securities and Exchange Commission on June 25, 2013 and incorporated herein by reference

(d)(4)	2011 Inducement Award Plan and related documents, filed as Exhibit 99.1 to the Company’s registration statement on Form S-8 filed with the Securities and Exchange Commission on October 13, 2011 and incorporated herein by reference

(d)(5)	Employment Letter by and between NeoPhotonics Corporation and Timothy S. Jenks, dated March 30, 2010, filed as Exhibit 10.17 to the Company’s registration statement on Form S-1 filed with the Securities and Exchange Commission on April 15, 2010 and incorporated herein by reference

(d)(6)	Offer Letter by and between NeoPhotonics Corporation and Clyde R. Wallin, dated December 20, 2013, filed as Exhibit 10.18 to the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on June 4, 2014 and incorporated herein by reference

(d)(7)	Offer Letter by and between NeoPhotonics Corporation and Dr. Wupen Yuen, dated January 2, 2005, filed as Exhibit 10.19 to the Company’s registration statement on Form S-1 filed with the Securities and Exchange Commission on April 15, 2010 and incorporated herein by reference

(d)(8)	Offer Letter by and between NeoPhotonics (China) Co., Ltd. and Chi Yue “Raymond” Cheung, dated August 14, 2007, filed as Exhibit 10.20 to the Company’s registration statement on Form S-1 filed with the Securities and Exchange Commission on April 15, 2010 and incorporated herein by reference

(d)(9)	Amended and Restated Severance Agreement by and between NeoPhotonics Corporation and Timothy S. Jenks dated April 13, 2010, filed as Exhibit 10.21 to the Company’s registration statement on Form S-1 filed with the Securities and Exchange Commission on April 15, 2010 and incorporated herein by reference

Exhibit No.	Description

(d)(10)	Amended and Restated Severance Agreement by and between NeoPhotonics Corporation and Dr. Wupen Yuen, dated April 13, 2010, filed as Exhibit 10.24 to the Company’s registration statement on Form S-1 filed with the Securities and Exchange Commission on April 15, 2010 and incorporated herein by reference

(d)(11)	Amendment to Severance Rights Agreement, dated April 30, 2012, by and between the Company and Dr. Wupen Yuen, filed as Exhibit 10.3 to the Company’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on May 10, 2012 and incorporated herein by reference

(d)(12)	Amended and Restated Non-Employee Director compensation Policy of NeoPhotonics Corporation, filed as Exhibit 10.2 to the Company’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on August 8, 2013 and incorporated herein by reference

(d)(13)	Severance Agreement by and between NeoPhotonics Corporation and Benjamin L. Sitler dated April 14, 2010, filed as Exhibit 10.23 to the Company’s registration statement on Form S-1 filed with the Securities and Exchange Commission on April 15, 2010 and incorporated herein by reference

(d)(14)	Amendment to Severance Rights Agreement, dated April 30, 2012, by and between the Company and Timothy S. Jenks, filed as exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on May 10, 2012 and incorporated herein by reference

(d)(15)	Amended and Restated Severance Agreement by and between NeoPhotonics Corporation and James D. Fay, dated April 13, 2010, filed as Exhibit 10.22 to the Company’s registration statement on Form S-1 filed with the Securities and Exchange Commission on April 15, 2010 and incorporated herein by reference

(d)(16)	Offer Letter by and between NeoPhotonics Corporation and James D. Fay, dated March 9, 2007, filed as exhibit 10.18 to the Company’s registration statement on Form S-1 filed with the Securities and Exchange Commission on April 15, 2010 and incorporated herein by reference

(d)(17)	Transition Agreement, dated August 29, 2013, by and between the Company and James D. Fay, filed as Exhibit 10.2 to the Company’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on April 9, 2014 and incorporated herein by reference

(d)(18)	Consulting Agreement by and between FLG Partners, LLC. and NeoPhotonics Corporation, dated August 29, 2013, filed as Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on April 9, 2014 and incorporated herein by reference

(d)(19)	Severance Rights Agreement, dated January 6, 2014, by and between NeoPhotonics Corporation and Clyde R. Wallin, filed as Exhibit 10.4 to the Company’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on June 24, 2014 and incorporated herein by reference

(d)(20)	2010 Employee Stock Purchase Plan, filed as Exhibit 10.5 to the Company’s registration statement on Form S-1 filed with the Securities and Exchange Commission on April 15, 2010 and incorporated herein by reference

(d)(21)	2011 Executive Officer Cash Compensation Arrangements, filed as Exhibit 10.2 to the Company’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on August 11, 2011 and incorporated herein by reference

(d)(22)	2013 Executive Officer Bonus Program, filed as Exhibit 10.3 to the Company’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on April 9, 2014 and incorporated herein by reference

(d)(23)	Form of Indemnification Agreement entered into by and between NeoPhotonics Corporation and each of its directors and officers, filed as Exhibit 10.1 to the Company’s registration statement on Form S-1 with the Securities and Exchange Commission on April 15, 2010 and incorporated herein by reference

Exhibit No.	Description

(d)(24)	2008 Investors’ Rights Agreement by and between NeoPhotonics Corporation and the investors listed on Exhibit A thereto, dated May 14, 2008, filed as Exhibit 4.2 to the Company’s registration statement on Form S-1 with the Securities and Exchange Commission on April 15, 2010 and incorporated herein by reference

(d)(25)	Warrant to Purchase Common Stock by and between NeoPhotonics Corporation and Comerica Bank, dated December 20, 2007, filed as exhibit 4.3 to the Company’s registration statement on Form S-1 with the Securities and Exchange Commission on April 15, 2010 and incorporated herein by reference

(d)(26)	Share Purchase Agreement, dated April 27, 2012 by and between the Company and Open Joint Stock Company “RUSNANO”, filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on May 1, 2012 and incorporated herein by reference

(d)(27)	Rights Agreement, dated April 27, 2012 by and between the Company and Open Joint Stock Company “RUSNANO”, filed as Exhibit 10.2 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on May 1, 2012 and incorporated herein by reference

(d)(28)	Lock-Up, dated April 27, 2012 by and between the Company and Open Joint Stock Company “RUSNANO”, filed as Exhibit 10.3 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on May 1, 2012 and incorporated herein by reference

(d)(29)	Third Amendment to Loan and Security Agreement and Waiver and Consent by and between NeoPhotonics Corporation and Comerica Bank, dated September 29, 2011, filed as Exhibit 10.5 to the Company’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 10, 2011 and incorporated herein by reference

(d)(30)	Libor/Prime Referenced Rate Addendum To Loan And Security Agreement by and between NeoPhotonics Corporation and Comerica Bank, dated September 29, 2011, filed as Exhibit 10.6 to the Company’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 10, 2011 and incorporated herein by reference

(d)(31)	Amended and Restated Severance Agreement by and between NeoPhotonics Corporation and Benjamin L. Sitler dated October 8, 2014, filed as Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 10, 2014 and incorporated herein by reference

(g)	Not applicable

(h)	Not applicable

Item 13.	Information Required by Schedule 13E-3.

Not applicable.

SIGNATURE

After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

NEOPHOTONICS CORPORATION

By:	/s/ Timothy S. Jenks
Timothy S. Jenks
President, Chief Financial Officer and Chairman of the Board of Directors

Date: November 18, 2014

Index to Exhibits

Exhibit No.	Description

(a)(1)(A)	Offer to Reprice Eligible Options and Stock Appreciation Rights dated November 18, 2014

(a)(1)(B)	Form of E-Mail Announcement of Offer to Reprice

(a)(1)(C)	Election Form

(a)(1)(D)	Form of Eligible Option and Eligible SAR Information Sheet

(a)(1)(E)	Notice of Withdrawal

(a)(1)(F)	Form of Communication to Eligible Holders Participating in the Repricing Offer Confirming Receipt of Election Form and Eligible Option and Eligible SAR Information Sheet

(a)(1)(G)	Form of Communication to Eligible Holders Confirming Receipt of Notice of Withdrawal

(a)(1)(H)	Form of Reminder E-Mail to Eligible Holders

(a)(1)(I)	Form of Confirmation Letter to Eligible Holders Participating in the Repricing Offer

(a)(1)(J)	Form Of Notice Of Amendment (Post-Expiration Time)

(a)(1)(K)	Annual Report on Form 10-K for the year ended December 31, 2013, filed with the Securities and Exchange Commission on June 4, 2014 and incorporated herein by reference

(a)(1)(L)	Quarterly Report on Form 10-Q for the quarter ended March 31, 2014, filed with the Securities and Exchange Commission on June 24, 2014 and incorporated herein by reference

(a)(1)(M)	Quarterly Report on Form 10-Q for the quarter ended June 30, 2014, filed with the Securities and Exchange Commission on August 8, 2014 and incorporated herein by reference

(a)(1)(N)	Quarterly Report on Form 10-Q for the quarter ended September 30, 2014, filed with the Securities and Exchange Commission on November 10, 2014 and incorporated herein by reference

(b)	Not applicable

(d)(1)	2004 Stock Option Plan, as amended, and related documents, filed as Exhibit 10.2 to the Company’s registration statement on Form S-1 filed with the Securities and Exchange Commission on April 15, 2010 and incorporated herein by reference

(d)(2)	2007 Stock Appreciation Grants Plan and related documents, filed as Exhibit 10.3 to the Company’s registration statement on Form S-1 filed with the Securities and Exchange Commission on April 15, 2010 and incorporated herein by reference

(d)(3)	2010 Equity Incentive Plan, as amended and forms of agreement thereunder, filed as Exhibit 99.1 to the Company’s Current Report on Form S-8 filed with the Securities and Exchange Commission on June 25, 2013 and incorporated herein by reference

(d)(4)	2011 Inducement Award Plan and related documents, filed as Exhibit 99.1 to the Company’s registration statement on Form S-8 filed with the Securities and Exchange Commission on October 13, 2011 and incorporated herein by reference

(d)(5)	Employment Letter by and between NeoPhotonics Corporation and Timothy S. Jenks, dated March 30, 2010, filed as Exhibit 10.17 to the Company’s registration statement on Form S-1 filed with the Securities and Exchange Commission on April 15, 2010 and incorporated herein by reference

(d)(6)	Offer Letter by and between NeoPhotonics Corporation and Clyde R. Wallin, dated December 20, 2013, filed as Exhibit 10.18 to the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on June 4, 2014 and incorporated herein by reference

(d)(7)	Offer Letter by and between NeoPhotonics Corporation and Dr. Wupen Yuen, dated January 2, 2005, filed as Exhibit 10.19 to the Company’s registration statement on Form S-1 filed with the Securities and Exchange Commission on April 15, 2010 and incorporated herein by reference

(d)(8)	Offer Letter by and between NeoPhotonics (China) Co., Ltd. and Chi Yue “Raymond” Cheung, dated August 14, 2007, filed as Exhibit 10.20 to the Company’s registration statement on Form S-1 filed with the Securities and Exchange Commission on April 15, 2010 and incorporated herein by reference

(d)(9)	Amended and Restated Severance Agreement by and between NeoPhotonics Corporation and Timothy S. Jenks dated April 13, 2010, filed as Exhibit 10.21 to the Company’s registration statement on Form S-1 filed with the Securities and Exchange Commission on April 15, 2010 and incorporated herein by reference

Exhibit No.	Description

(d)(10)	Amended and Restated Severance Agreement by and between NeoPhotonics Corporation and Dr. Wupen Yuen, dated April 13, 2010, filed as Exhibit 10.24 to the Company’s registration statement on Form S-1 filed with the Securities and Exchange Commission on April 15, 2010 and incorporated herein by reference

(d)(11)	Amendment to Severance Rights Agreement, dated April 30, 2012, by and between the Company and Dr. Wupen Yuen, filed as Exhibit 10.3 to the Company’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on May 10, 2012 and incorporated herein by reference

(d)(12)	Amended and Restated Non-Employee Director compensation Policy of NeoPhotonics Corporation, filed as Exhibit 10.2 to the Company’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on August 8, 2013 and incorporated herein by reference

(d)(13)	Severance Agreement by and between NeoPhotonics Corporation and Benjamin L. Sitler dated April 14, 2010, filed as Exhibit 10.23 to the Company’s registration statement on Form S-1 filed with the Securities and Exchange Commission on April 15, 2010 and incorporated herein by reference

(d)(14)	Amendment to Severance Rights Agreement, dated April 30, 2012, by and between the Company and Timothy S. Jenks, filed as exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on May 10, 2012 and incorporated herein by reference

(d)(15)	Amended and Restated Severance Agreement by and between NeoPhotonics Corporation and James D. Fay, dated April 13, 2010, filed as Exhibit 10.22 to the Company’s registration statement on Form S-1 filed with the Securities and Exchange Commission on April 15, 2010 and incorporated herein by reference

(d)(16)	Offer Letter by and between NeoPhotonics Corporation and James D. Fay, dated March 9, 2007, filed as exhibit 10.18 to the Company’s registration statement on Form S-1 filed with the Securities and Exchange Commission on April 15, 2010 and incorporated herein by reference

(d)(17)	Transition Agreement, dated August 29, 2013, by and between the Company and James D. Fay, filed as Exhibit 10.2 to the Company’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on April 9, 2014 and incorporated herein by reference

(d)(18)	Consulting Agreement by and between FLG Partners, LLC. and NeoPhotonics Corporation, dated August 29, 2013, filed as Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on April 9, 2014 and incorporated herein by reference

(d)(19)	Severance Rights Agreement, dated January 6, 2014, by and between NeoPhotonics Corporation and Clyde R. Wallin, filed as Exhibit 10.4 to the Company’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on June 24, 2014 and incorporated herein by reference

(d)(20)	2010 Employee Stock Purchase Plan, filed as Exhibit 10.5 to the Company’s registration statement on Form S-1 filed with the Securities and Exchange Commission on April 15, 2010 and incorporated herein by reference

(d)(21)	2011 Executive Officer Cash Compensation Arrangements, filed as Exhibit 10.2 to the Company’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on August 11, 2011 and incorporated herein by reference

(d)(22)	2013 Executive Officer Bonus Program, filed as Exhibit 10.3 to the Company’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on April 9, 2014 and incorporated herein by reference

(d)(23)	Form of Indemnification Agreement entered into by and between NeoPhotonics Corporation and each of its directors and officers, filed as Exhibit 10.1 to the Company’s registration statement on Form S-1 with the Securities and Exchange Commission on April 15, 2010 and incorporated herein by reference

(d)(24)	2008 Investors’ Rights Agreement by and between NeoPhotonics Corporation and the investors listed on Exhibit A thereto, dated May 14, 2008, filed as Exhibit 4.2 to the Company’s registration statement on Form S-1 with the Securities and Exchange Commission on April 15, 2010 and incorporated herein by reference

(d)(25)	Warrant to Purchase Common Stock by and between NeoPhotonics Corporation and Comerica Bank, dated December 20, 2007, filed as exhibit 4.3 to the Company’s registration statement on Form S-1 with the Securities and Exchange Commission on April 15, 2010 and incorporated herein by reference

(d)(26)	Share Purchase Agreement, dated April 27, 2012 by and between the Company and Open Joint Stock Company “RUSNANO”, filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on May 1, 2012 and incorporated herein by reference

Exhibit No.	Description

(d)(27)	Rights Agreement, dated April 27, 2012 by and between the Company and Open Joint Stock Company “RUSNANO”, filed as Exhibit 10.2 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on May 1, 2012 and incorporated herein by reference

(d)(28)	Lock-Up, dated April 27, 2012 by and between the Company and Open Joint Stock Company “RUSNANO”, filed as Exhibit 10.3 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on May 1, 2012 and incorporated herein by reference

(d)(29)	Third Amendment to Loan and Security Agreement and Waiver and Consent by and between NeoPhotonics Corporation and Comerica Bank, dated September 29, 2011, filed as Exhibit 10.5 to the Company’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 10, 2011 and incorporated herein by reference

(d)(30)	Libor/Prime Referenced Rate Addendum To Loan And Security Agreement by and between NeoPhotonics Corporation and Comerica Bank, dated September 29, 2011, filed as Exhibit 10.6 to the Company’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 10, 2011 and incorporated herein by reference

(d)(31)	Amended and Restated Severance Agreement by and between NeoPhotonics Corporation and Benjamin L. Sitler dated October 8, 2014, filed as Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 10, 2014 and incorporated herein by reference

(g)	Not applicable